UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

---------------

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 2, 2007

CAPITAL CORP OF THE WEST
(Exact Name of Company as Specified in Charter)

California	0-27384	77-0147763
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

550 West Main Street, Merced, California  95340
(Address of Principal Executive Offices) (Zip Code)

(209) 725-2200
(Company's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets

See the description of the transaction in item 8.01, incorporated herein by reference, and the press release attached hereto as Exhibit 99.1.

Item 8.01                      Other Events

On November 5, 2007, Capital Corp of the West, holding company for County Bank, announced the completion of its scheduled acquisition of the California offices of the National Bank of Arizona (previously operating as The California Stockmen’s Bank) on November 2, 2007.

In the acquisition, County Bank assumed total deposits of approximately $190 million and acquired approximately $167 million in net loans and $6.5 million in real property and related fixed assets.  The Company paid a premium of $27.4 million in cash with $6 million attributable to the core deposit intangible and $21 million representing goodwill.  These allocations to intangibles are subject to review and adjustment.  This transaction will be accounted for as a business combination using the purchase method.

The acquired offices include a total of 11 branches in Fresno, Kings, Merced, San Bernardino and Tulare counties.

See the attached press release for additional information.

Item 9.01                      Financial Statements and Exhibits

(a)           Financial statements of businesses acquired.

Not applicable.

(b)           Pro forma financial information

Not applicable.

(c)           Shell company transactions.

Not applicable

(d)           Exhibits.

Exhibit 2.1                      Purchase and Assumption Agreement by and between National Bank of Arizona and County Bank dated June 11, 2007

Exhibit 99.1                    Press release dated November 5, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Capital Corp of the West
------------------------------
(Company)

Dated: November 8, 2007	By: /s/ David A. Heaberlin
David A. Heaberlin
Executive Vice President/Chief Financial Officer

Exhibit Index

Exhibit	Description
2.1	Purchase and Assumption Agreement by and between National Bank of Arizona and County Bank dated June 11, 2007
99.1	Press release dated November 5, 2007